Filed Pursuant to Rule 424(b)(3)
Registration No. 333-136534
PROSPECTUS SUPPLEMENT NO. 1
(To Prospectus dated August 11, 2006)
7,115,844 Common Units
Representing Limited Partner Interests
ENTERPRISE PRODUCTS PARTNERS L.P.

     This prospectus supplement supplements and amends the prospectus dated August 11, 2006. This prospectus supplement relates to the resale from time to time by certain of our unitholders, including up to 7,115,844 common units that have not been previously sold pursuant to the prospectus as of the date of this prospectus supplement. You should read this prospectus supplement together with the prospectus.
     This prospectus supplement is made to amend the table of selling unitholders in the prospectus to reflect an additional unitholder, Mustang Venture Capital II, LLC, which is an affiliate under common control with Mustang Venture Capital, LLC. Mustang Venture Capital II, LLC acquired its Common Units from affiliates controlling Mustang Venture Capital, LLC. This supplement also amends the table to reflect a reduction in the number of Common Units being sold by Mustang Venture Capital, LLC pursuant to this prospectus. This prospectus supplement does not reflect current holdings of Common Units based on Common Units previously sold by the selling unitholder pursuant to the prospectus prior to the date hereof. The table of selling unitholders contained in the prospectus is hereby modified as follows:

	Number and %		Number
	of Outstanding		of Outstanding
	Common Units	Number of	Common Units
	Beneficially Owned	Common Units	Owned after
	Prior to Completion	Offered	Completion of
Name of Selling Unitholder	of Offering	Hereunder	Offering

Cerrito Gathering Company, Ltd.	100,000*	100,000	0
Mustang Venture Capital, LLC	6,511,003(1.6%)(1)	6,511,003	0
Duane L. Lewis and Marceline S. Lewis	139,000*	139,000	0
North Link Oil and Gas, Ltd.	65,841*	139,000	0
Mustang Venture Capital II, LLC	300,000*	300,000	0

*	Less than 1%.

(1)	Calculation is based on 432,998,201 common units outstanding as of May 4, 2007.
     You should carefully review and consider the information under the headings “Forward-Looking Statements” beginning on page 43 and “Risk Factors” referred to on page 2 of the accompanying prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is June 13, 2007.